Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Energy Provides Third-Quarter Financials and Operations Update

Houston, TX—November 10, 2008—BPZ Resources, Inc. (NYSE Alternext US: BPZ) today announced financial and operating results for the third quarter ended September 30, 2008.  For the quarter, the Company reported Revenue of $33.4 million on sales of 322,171 barrels of oil from production of 329,090 barrels of oil during the quarter.  The Company reported its first profitable quarter with Net Income of $8.6 million or $0.11 per fully diluted share and Earnings before Interest, Income Tax, Depreciation and Amortization (EBITDA; see the reconciliation and rationale for this non-GAAP financial measure below) of $19.3 million or $0.24 per fully diluted share.

The Company’s third quarter net income and earnings per share were affected by its consolidated tax provision.  The Company is subject to a foreign income tax on its earnings in Peru at a statutory rate of 22%, as defined in the Block Z-1 License Contract.  While the foreign tax provision is based solely on net income before taxes on Peruvian income plus certain non-deductible expenses generated in Peru, it excludes U.S. expenses that are not deductible at the Peruvian level.  Accordingly, the Company’s effective tax rate was 37% for the quarter.  Furthermore, as of September 30, 2008, the Company had a valuation allowance for the full amount of the U.S. deferred tax asset resulting from the income tax benefit generated from its net losses, as it believes, based on the weight of available evidence, that it is more likely than not that the deferred tax asset will not be realized prior to the expiration of its net operating loss carryforwards.

The table below illustrates the Company’s Consolidated Statements of Operations for the quarter and nine months ending September 30, 2008 and 2007.

BPZ Resources, Inc. and Subsidiaries

Consolidated Statement of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenue	$33,440,330	$—	$44,843,046	$—

Operating and administrative expenses:
General and administrative	10,406,515	5,574,985	28,644,083	12,437,516
Lease operating expense	3,582,490	—	6,942,112	—
Geological, geophysical and engineering	210,731	1,955,155	507,342	3,925,406
Depreciation, depletion and amortization expense	5,673,404	56,651	7,946,772	163,437

Total operating expenses	19,873,140	7,586,791	44,040,309	16,526,359

Operating profit/(loss)	13,567,190	(7,586,791)	802,737	(16,526,359)

Other income (expense):
Income/(loss) from investment in Ecuador property, net of amortization	153,104	180,382	659,312	(50,457)
Interest expense	—	(2,939)	—	(4,104)
Interest income	10,005	256,557	206,499	754,304
Net loss on sale of asset	—	—	—	(8,985)
Other income/(expense)	(68,146)	(17,730)	155,847	27,059

Total other income	94,963	416,270	1,021,658	717,817

Income/(loss) before income taxes	13,662,153	(7,170,521)	1,824,395	(15,808,542)

Income taxes provision/(benefit)	5,050,821	(11,301)	5,291,401	39,001

Net income/(loss)	$8,611,332	$(7,159,220)	$(3,467,006)	$(15,847,543)

Basic net earnings/(loss) per share	$0.11	$(0.10)	$(0.05)	$(0.23)

Diluted net earnings/(loss) per share	$0.11	$(0.10)	$(0.05)	$(0.23)

Weighted average common shares outstanding:
Basic	78,574,955	72,222,433	76,933,067	67,771,664
Diluted	80,323,207	72,222,433	76,933,067	67,771,664

The table below represents a reconciliation of EBITDA to comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America.

BPZ Resources, Inc. and Subsidiaries

Reconciliation Between Consolidated Statements of

Operations and Earnings Before Interest, Taxes, Depreciation and

Amortization

(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Net income/(loss)	$8,611,332	$(7,159,220)	$(3,467,006)	$(15,847,543)

Income tax provision/(benefit)	$5,050,821	$(11,301)	$5,291,401	$39,001

Interest expense	$—	$2,939	$—	$4,104

Net loss on sale of asset	$—	$—	$—	$8,985

Depreciation, depletion and amortization expense	$5,673,404	$56,651	$7,946,772	$163,437

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (a)	$19,335,557	$(7,110,931)	$9,771,167	$(15,632,016)

(a) Earnings before Interest, Income taxes, Depreciation and Amortization (“EBITDA”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. “GAAP” refers to generally accepted accounting principles in the United States of America. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we also present the most directly comparable financial measure and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDA may provide additional information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

Production Update

The Company announces that since November 1, 2008, upon the completion of the CX11-20XD well, production rates have averaged approximately 6,000 barrels of oil per day (bopd) from the CX-11 platform in the Corvina field in Block Z-1 in Northwest Peru.  As previously announced, the 20XD tested 10,268 bopd, and is now on production with the 21XD and 14D.  Production from the 18XD well has been reduced to a minimum until the well is worked over.

The Company has chartered the Endeavor/Spirit, a 45,000 barrel double hull tank barge and tug, to facilitate delivery of its crude oil to the Talara refinery.  The vessel arrived in Peru in late October. The Company intends to take the Nu’Uanu, its single hull tank barge, out of crude oil transport service and use it as a floating storage and offloading (FSO) facility as the Company continues ramping up production in Corvina and moves to Albacora.

Reserves Update

The Company has provided Netherland Sewell & Associates (NSAI) the information needed to update oil reserves in the Corvina field.  As a result of the success in the 20XD well, the Company estimates that Corvina’s oil-in-place estimates could increase by 20% from 147 million barrels (MMBO) to approximately 175 MMBO, and projects proved reserves to increase accordingly.  It is important to highlight that these reserves are from the first of the Company’s 16 mapped offshore prospects in the Z-1 Block. The Company has mapped a total of 50 prospects in its entire 2.4 million acreage position, of which it maintains a 100% working interest position.

2009 CAPEX Update

The Company estimates it will spend approximately $105 million in exploration and production CAPEX during 2009.  This budgeted CAPEX spending is based primarily on minimum work programs required by the license contracts in order to maintain BPZ’s ownership rights.  Funding for the 2009 budgeted CAPEX is expected to come primarily from Corvina oil sales cash flow and later in 2009 from Albacora oil sales cash flow.  Draw downs on the reserves based facility would primarily be used to accelerate oil production by adding platforms, production equipment, and transportation vessels.  In addition, the Company would add additional gas-to-power CAPEX as it closes and funds the project financing with the International Finance Corporation (IFC).  In the event the ongoing joint venture negotiations with Shell closes, approximately $30 million of the above stated exploration and production CAPEX would be paid for by Shell, giving BPZ the ability to further accelerate its oil development.

Financing Update

The Company continues working on securing a reserve based credit facility for up to $215 million with IFC, a member of The World Bank Group, and Natixis, a large French bank.  The facility will consist of two tranches.  One is a $15 million senior debt piece for IFC’s account, the other is expected to be a $200 million credit facility which will be underwritten and subsequently syndicated by Natixis.  Both portions of the Company’s credit facilities will be backed by oil reserves from the Corvina field.

As previously announced the Company satisfied the conditions precedent for funding the first tranche of the credit facility for $15 million with IFC and received the funds in late October.  A portion of these funds were used to cover the initial $5 million down payment for the manufacturing of three General Electric LM6000 gas turbines which will be used in its planned gas-to-power project, while the remainder is expected to be used primarily to meet the required subsequent monthly progress payments for the turbines.

The Company also continues to work on closing the second tranche of the credit facility for $200 million with Natixis.  This tranche will be in the form of a revolver with an anticipated initial borrowing base of approximately $100 million and is expected to close during fourth quarter 2008.  The Company expects Natixis to make available $60 million of this tranche after closing and upon meeting certain conditions precedent to funding.  Once the syndicate is identified, Natixis will move forward to complete the $140 million balance of the second tranche, this is expected to occur in early 2009.

Additionally, the proposed financing for development of the Company’s proposed gas-to-power project is also proceeding with IFC. This is expected to be traditional project financing totaling approximately $120 million and backed by Corvina natural gas reserves. This financing is projected to close by mid 2009. We are negotiating the engineering procurement, and construction contracts that will be conditions precedent to funding the credit facility.  Prior to this, we will fund the project costs from the proceeds of the previously mentioned revolving credit facilities.  Once the project financing closes, any funds advanced from the revolving credit facilities will be repaid.

Manolo Zúñiga, President and Chief Executive Officer, commented “The Company reached many milestones during the third quarter. We attained the highest level of production and revenue from the Corvina oil field in the Company’s short history; we tested over 10,000 bopd from the 20XD well; and the Company was profitable for the first time since we went public in 2004.  Ramping up to the 6,000 barrels of oil per day level has had its challenges, but as we exit the third quarter we have all the pieces together to meet that production goal.  Looking ahead, we are projecting to maintain production through long term testing at a level close to 6,000 barrels of oil per day, expecting to complete the financing with Natixis which will give us the ability to accelerate Corvina oil development, and working on updating oil and gas reserves in Corvina, all of which enables us to continue building the asset value of the Company.”  Mr. Zúñiga continued “This is a volatile market and almost every investor has seen the value of their portfolio adversely affected by the credit crisis and the correction in the market.  We believe BPZ Energy is well positioned to emerge in good condition from this market downturn.  While most companies are announcing CAPEX cuts, BPZ plans to increase CAPEX in 2009 to build the asset value of the Company.  Low cost producers who have a full portfolio of drilling prospects and the ability to operate within cash flow and available financing will prosper, and we believe BPZ Energy is one of those companies.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934.  These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations, estimating reserves, unexpected future capital expenditures accuracy of well test results, the success of our project financing efforts, including final documentation and execution of debt financing documents with IFC,  well refurbishment efforts, successful production of indicated reserves, successful transition from our well-testing period to full commercial production and the successful management of our capital development project and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “Proved” reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  The Company is prohibited from disclosing other categories of reserves in its SEC filings.  We use certain terms in this press release such as “tested”, “barrels of oil per day” and “cubic feet of gas” or similar terms suggesting “Indicated” “Probable” or “Possible” oil and gas reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525 Houston, Texas 77079; Telephone: (281) 556-6200.  You can also obtain these filings from the SEC by calling 1-800-SEC-0330.